Exhibit 99.1


        Kopin Corporation Receives Expected Notice from NASDAQ
                   Due to Delay in Filing Form 10-K


    TAUNTON, Mass.--(BUSINESS WIRE)--March 22, 2007--Kopin Corporation (NASDAQ: KOPN) today announced that, as expected, it has received an Additional Staff Determination letter from The NASDAQ Stock Market indicating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it did not timely file its Annual Report on Form 10-K for the year ended December 31, 2006. The letter indicates that the delinquency serves as an additional basis that could result in the delisting of the Company's securities from The NASDAQ Stock Market.

    As previously announced, a special committee appointed by Kopin's Board of Directors, assisted by independent legal and accounting experts, is conducting an internal review of the Company's historical stock option grant practices. Because of the ongoing review, the Company also has been unable to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. In November 2006, Kopin received notification that its shares would be delisted unless the Company requested a hearing before the Nasdaq Listing Qualifications Panel. Following the hearing, held in January 2007, the Listing Qualifications Panel determined to stay the delisting of the Company's common stock on the condition that:

    -- By April 11, 2007, the Company provides the Nasdaq Hearings Department with the special committee's final investigatory report, which must answer a series of questions about the committee's investigation. In lieu of the final report, Kopin must provide the Hearings Department with specific written responses to such questions; and

    -- Kopin becomes current in its delinquent periodic reports, and files any required restatements, by May 14, 2007. If Kopin is unable to meet this deadline, the Panel will suspend trading of the Company's common stock effective May 15, 2007, unless the Nasdaq Listing Council elects to review the case and stay the delisting.

    Kopin has issued preliminary, limited financial results for the three and nine months ended September 30, 2006 and the three and twelve months ended December 30, 2006.

    The Company is working diligently to complete all necessary filings and thereby demonstrate compliance with all applicable requirements for continued listing on The NASDAQ Global Market; there can be no assurance, however, that the Council will grant Kopin a further stay following its review of its forthcoming submission.

    About Kopin

    Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin already has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's unique HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and HBT technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

    CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

               Kopin - The NanoSemiconductor Company(TM)

    Safe Harbor Statement

    Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: the outcome of the special committee's internal review; and the possible delisting of Kopin's common stock from The NASDAQ Global Market. These statements involve a number of risks and uncertainties that could materially affect future results. These risk factors include, but are not limited to: the potential that Kopin may be unsuccessful in obtaining a continued stay of delisting; the potential that Kopin may not satisfactorily address questions posed by the Nasdaq Hearings Department; and the potential that Kopin may not become current in its delinquent periodic reports or file any required restatements by the May 14, 2007 deadline.


    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             Chief Financial Officer
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Scott Solomon, 617-542-5300
             Vice President
             ssolomon@investorrelations.com